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                                                                    Exhibit 99


LONDON (25 February 1997) -- The Board of Directors of Pharmacia & Upjohn, Inc. at its meeting today announced a quarterly dividend, the election of two new corporate officers and the adoption of a stockholder protection rights plan.

The dividend of 27 cents per share is payable on May 2, 1997, to stockholders of record on April 8, 1997. For shares traded on the New York Stock Exchange, the last day of trading the stock with entitlement to the dividend will be April 4, 1997. For shares traded on the Stockholm Stock Exchange, the last day of trading the stock with entitlement to dividend will be April 3, 1997. Payment of dividends to holders of Swedish Depository Shares will be handled by Swedish Securities Register (VPC).

The Board also announced the election of two new officers: Toni Weitzberg, Senior Vice President and President of Pharma Product Center Sweden, and Jorgen Johnsson, Senior Vice President and President of Consumer Healthcare.

Finally, the board adopted a stockholder protection rights plan to preserve investment values and protect stockholders in the event an attempt is made to acquire the company without offering fair value to all stockholders. The plan encourages possible acquirers to negotiate with the Board of Directors in advance of an unsolicited attempt to acquire the company.

The plan calls for each holder of Pharmacia & Upjohn common stock (including Swedish Depository Shares representing shares of common stock) on March 7, 1997, to receive a dividend distribution of one right for each share held in the company. The rights will not be immediately exercisable but should any person or group acquire 15 percent or more of the company's outstanding stock, each right can be exercised to purchase company stock at a 50 percent discount.

Under such a scenario, the acquiring person or group would not be entitled to the same treatment, and would face the threat of significant dilution of both its financial investment and voting power. This creates a strong incentive for any person or group to negotiate with the company prior to crossing the 15-percent ownership threshold.

The rights plan does not in any way weaken the financial strength of the company or interfere with its business plans. The issuance of these rights has no dilutive effect, will not affect reported earnings per share or change the way in which Pharmacia & Upjohn shares are traded.

The rights plan was not adopted in response to any specific effort to acquire control of Pharmacia & Upjohn. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.